CONSENTOF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor's Report datedOctober22, 2015 relating to the balance sheets ofWaybetter, Inc.as ofDecember 31, 2014 and 2013, and the related statements of operations, changes in stockholders'equity, and cash flows for the years thenended, and the related notes to the financial statements.

/s/Artesian CPA, LLC
Denver, CO

January 12, 2016

Artesian CPA, LLC
1624 Market Street, Suite 202 | Denver, CO 80202
p: 877.968.3330 f: 720.634.0905
info@ArtesianCPA.com| www.ArtesianCPA.com